Exhibit 99.1

Glowpoint Reports First Quarter 2009 Results
Continued Core Revenue Growth; Substantial Margin Improvement

HILLSIDE, NJ, May 13, 2009 – Glowpoint, Inc. (OTC BB: GLOW), a leading provider of advanced video communications solutions, today announced financial results for the quarter ended March 31, 2009.

Total revenue for the quarter was $6.44 million, an increase of over 7.4% from the same period a year ago and nearly 8% from the last quarter. Monthly recurring subscription and related revenue for the quarter was $4.8 million of such amount, up approximately 12.4% year-over-year and 6.1% sequentially.  Gross profit for the quarter increased to $3.03 million, a year-over-year increase of 14.4% and 26.2% sequentially.  Gross margin continued to substantially improve in the first quarter, growing to 47% from 44% in the quarter a year ago and 40% in the previous quarter. The first quarter loss from operations was $0.96 million, which was an improvement from last quarter’s loss of $1.7 million but up from the loss of $0.36 million from the year ago period. This first quarter loss from operations was primarily attributable to one-time, non-recurring charges of approximately $0.4 million associated with expenses relating to the management and board changes in the quarter, along with investments of approximately $0.6 million to expand service capabilities to support existing contracts, the full revenue impact of which will commence in the second quarter of 2009 with strong recurring revenue expected in subsequent quarters.

Key highlights for the first quarter of 2009 include the following:

•
Recurring Revenue Model with Continued Strong Growth Trends: Quarterly revenue of $6.44 million in the first quarter, driven by continued growth of managed service solutions and other services billed on a monthly recurring basis.

•
Improved Gross Margin: Margins for the first quarter of 2009 improved 6.8% over the comparable quarter in 2008 and 17.5% over the prior quarter. The increase was driven by a combination of factors including increased scale, improved operating efficiencies and reduced costs.  We expect to realize additional operating efficiencies in the coming quarters, which should result in further margin and profitability improvements.

•
Additional Strategic Relationships Established and Enhanced Services Offered: Glowpoint established additional global wholesale relationships, such as the previously announced agreement with AVI/SPL, and offered new bundled services to meet growing market demand.

•
Continued the Development of the Telepresence interExchange Network (TEN) for Secure Business-to-Business Video Communications: Glowpoint rolled out additional interoperability features for its TEN service offering, which will enable secure business-to-business video communications in a manner that is both network and equipment agnostic.

•
Debt-Free; Additional Financing: In March, Glowpoint exchanged or paid off all of its outstanding senior secured convertible notes and raised additional equity capital with gross proceeds of approximately $1.8 million by selling shares of its newly-created Series A-1 Convertible Preferred Stock and Series A-3 Warrants.

“We’re especially excited about the margin improvement,” said David Robinson, Glowpoint’s Co-CEO.  “With growing revenue and planned operating efficiencies that are already underway, we expect even better gross margin in the coming quarters.”

Joe Laezza, Glowpoint’s Co-CEO and President, added, “The favorable conditions supporting video communications continue to add up. From emerging global health-related concerns to continued government initiates involving cost cutting and environmental responsibility, there are many compelling reasons that present long term lasting effects on behavior in business practices in favor of wider adoption of video communications.”

Teleconference

Glowpoint will host a conference call at 4:30 pm ET today to discuss the results and field questions from investors. Interested participants should call 866-804-6926 and use passcode 44066374. International participants should call 857-350-1672 and use the same passcode.

A recording of the conference call will be available beginning May 13 and will remain archived through May 20, 2009. To listen to the playback, please call 888-286-8010 and use passcode 40272315. For the international playback, dial 617-801-6888 and use the same passcode.

This call is being audio webcast by Thomson Financial and can be accessed at Glowpoint’s website at http://www.glowpoint.com. The audio webcast will also be distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at http://www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network, such as America Online's Personal Finance Channel, Fidelity Investments® (www.fidelity.com), and others. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents: http://www.streetevents.com.

About Glowpoint

Glowpoint, Inc. (OTC BB: GLOW.OB) is a leading provider of advanced video communications solutions.  Glowpoint’s suite of advanced and robust telepresence and video communications solutions enable organizations to communicate with each other over disparate networks and technology platforms. Glowpoint supports thousands of video communications system in over 35 countries with its 24/7 video management services, powering major broadcasters, Fortune 500 companies, as well as global carriers and video equipment manufacturers and their customers around the world. To learn more, visit www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.

GLOWPOINT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and shares)

	March 31, 2009	December 31, 2008
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$2,013	$1,227
Accounts receivable, net of allowance for doubtful accounts of $266 and $301, respectively	3,491	3,090
Prepaid expenses and other current assets	349	294
Total current assets	5,853	4,611
Property and equipment, net	2,601	2,533
Other assets	33	33
Total assets	$8,487	$7,177

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,226	$2,367
Accrued expenses	1,383	842
Accrued sales taxes and regulatory fees	4,447	4,535
Customer deposits	606	606
Deferred revenue	373	325
Current portion of capital lease	196	161
Total current liabilities	10,231	8,836
Long term liabilities:
Derivative financial instruments	4,028	—
Senior Secured Notes, net of discount of $240	—	1,482
Capital lease, less current portion	—	72
Total long term liabilities	4,028	1,554
Total liabilities	14,259	10,390

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $.0001 par value 7,500 shares authorized and convertible; and 4,509 Series A-1 shares and 3,790 Series A shares issued and outstanding recorded at fair value, respectively (liquidation value of $33,815 and $28,423, respectively) (see Note 10 for information related to Insider Purchasers – related parties)	16,210	11,574
Common stock, $.0001 par value;150,000,000 shares authorized; 49,074,954 and 48,374,954 shares issued; 47,510,063 and 46,810,063 shares outstanding, respectively	5	5
Additional paid-in capital	143,739	172,000
Accumulated deficit	(164,343)	(185,409)
	(4,389)	(1,830)
Less: Treasury stock, 1,564,891 shares at cost	(1,383)	(1,383)
Total stockholders’ deficit	(5,772)	(3,213)
Total liabilities and stockholders’ deficit	$8,487	$7,177

Note: All financial information should be read with the notes contained in the Condensed Consolidated Financial Statements filed on Form 10-Q on May 13, 2009.

GLOWPOINT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

 (Unaudited)
	Three Months Ended March 31,
	2009	2008
Revenue	$6,442	$5,999
Cost of revenue	3,413	3,351
Gross margin	3,029	2,648

Operating expenses:
Sales and marketing	862	879
General and administrative	3,126	2,132
Total operating expense	3,988	3,011
Loss from operations	(959)	(363)

Interest and other expense (income):
Interest expense, including $0 and $31, respectively, for Insider Purchasers	147	1,017
Loss on extinguishment of debt	254	—
Interest income	—	(11)
Increase in fair value of derivative financial instruments, including $31 and $43, respectively for Insider Purchasers	1,125	1,456
Amortization of deferred financing costs, including $12 for Insider Purchasers	—	113
Total interest and other expense, net	1,526	2,575
Net loss	(2,485)	(2,938)
Loss on redemption of preferred stock	(1,999)	—
Net loss attributable to common stockholders	$(4,484)	$(2,938)

Net loss attributable to common stockholders per share:
Basic and diluted	$(0.10)	$(0.07)

Weighted average number of common shares:
Basic and diluted	45,700	45,182

GLOWPOINT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
Three Months Ended March 31, 2009
(In thousands)

(Unaudited)

			Additional		Series A -1 (Note A)
	Common Stock		Paid In	Accumulated	Preferred Stock		Treasury Stock
	Shares	Amount	Capital	Deficit	Shares	Amount	Shares	Amount	Total
Balance at January 1, 2009	48,375	$5	$172,000	$(185,409)	3,790	$11,574	1,565	$(1,383)	$(3,213)
Cumulative effect of reclassification of warrants (EITF 07-05)	—	—	(26,173)	23,551	—	—	—	—	(2,622)
Balance at January 1, 2009, as adjusted	48,375	5	145,827	(161,858)	3,790	11,574	1,565	(1,383)	(5,835)
Net loss	—	—	—	(2,485)	—	—	—	—	(2,485)
Stock-based compensation - options	—	—	77	—	—	—	—	—	77
Stock-based compensation - restricted stock	700	—	97	—	—	—	—	—	97
Series A-1 Preferred Stock issued in connection with the 2009 Private Placement	—	—	—	—	719	2,637	—	—	2,637
Loss of redemption of Series A Preferred Stock	—	—	(1,999)	—	—	1,999	—	—	—
Costs related to 2009 Private Placement	—	—	(263)	—	—	—	—	—	(263)
Balance at March 31, 2009	49,075	$5	$143,739	$(164,343)	4,509	$16,210	1,565	$(1,383)	$(5,772)

Note A – In March 2009 the shares of Series A Preferred Stock outstanding at December 31, 2008 were exchanged for an equal number of shares of newly-created Series A-1 Convertible Preferred Stock (“Series A-1 Preferred Stock”).

GLOWPOINT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)
	Three Months Ended March 31,
Cash flows from Operating Activities:	2009	2008
Net loss	$(2,485)	$(2,938)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	271	331
Other expense recognized for the increase in the estimated fair value of the derivative financial instruments	1,125	1,456
Amortization of deferred financing costs	—	113
Bad debt expense	31	85
Accretion of discount on Senior Secured Notes	23	623
Loss on disposal of equipment	2	—
Loss on extinguishment of debt	254	—
Stock-based compensation	174	158
Increase (decrease) in cash attributable to changes in assets and liabilities:
Accounts receivable	(432)	(472)
Prepaid expenses and other current assets	(55)	34
Other assets	—	(12)
Accounts payable	859	552
Customer deposits	—	(45)
Accrued expenses, sales taxes and regulatory fees	521	463
Deferred revenue	48	20
Net cash provided by operating activities	336	368

Cash flows from Investing Activities:
Purchases of property and equipment	(341)	(539)
Net cash used in investing activities	(341)	(539)

Cash flows from Financing Activities:
Proceeds from preferred stock offering	1,800	—
Capital lease	(38)	(29)
Purchase of Senior Secured Notes	(750)	—
Costs related to private placement	(221)	—
Net cash provided by (used in) financing activities	791	(29)

Increase (decrease) in cash and cash equivalents	786	(200)
Cash and cash equivalents at beginning of period	1,227	2,312
Cash and cash equivalents at end of period	$2,013	$2,112

Supplement disclosures of cash flow information:
Cash paid during the period for
Interest	$36	$25

Non-cash investing and financing activities:
Exchange of Senior Secured Notes for Series A-1 Preferred Stock	$1,076	$—
Additional Senior Secured Notes issued as payment for interest	55	315
Costs related to private placement incurred by issuance of placement agent warrants	133	—
Settlement of accrued 2007 management bonus with restricted stock	—	179